Exhibit 10.7

FIRST AMENDMENT TO THE ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT to the Asset Purchase Agreement by and among River Hawk Aviation, Inc., a closely held Nevada corporation (“Seller” or the “Company”); and Calvin Humphrey, a resident of Texas (“Humphrey” or the “Shareholder”); and Viva International, Inc. a Nevada corporation (“Buyer”) dated September 19, 2006 (the “Agreement”), entered into this 10th of January 2007, amends the Agreement as follows (the “Amendment”):

RECITALS

A. Seller, the Shareholder and Buyer (collectively, the “Parties”) entered into an Asset Purchase Agreement on September 19, 2006;

B. In furtherance of the Agreement, the Parties wish to amend the Agreement in order to restate the terms of consideration;

C.  In furtherance of the Agreement, the Parties wish to amend the Agreement in order to restate the date upon which time the Parties must satisfy the conditions subsequent to the Agreement;

D. Unless otherwise defined in this Amendment, capitalized terms have the meaning as defined in the Agreement.

Accordingly, the Parties hereby agree as follows:

1.	Section 2.9(c) of the Agreement is hereby deleted in its entirety and substituted therefore as is the following:

c.     The day before March 31, 2007, Seller shall deliver to Buyer (i) a list of its Accounts Receivable as of that date showing the aging thereof, (ii) a statement of its Inventory value as of that date, and (iii) a list of the Assumed Liabilities as of that date. Buyer shall then determine the Working Capital as of the Closing by subtracting the Assumed Liabilities as of that date from the sum of the Accounts Receivable as of that date and the Inventory as of that date (the “Closing Working Capital”).

2.	Section 7.4(a) of the Agreement is hereby deleted in its entirety and substituted therefore as is the following:

a. an opinion of _____________, Esquire, dated March 31, 2007, in the form of Exhibit 7.4(a);

3.	Section 10.4 of the Agreement is hereby deleted in its entirety and substituted therefore as is the following:

10.4 REMOVING EXCLUDED ASSETS

On or before the March 31, 2007, Seller shall remove all Excluded Assets from all Facilities and other Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before March 31, 2007.

4.	Section 10.6 of the Agreement is hereby deleted in its entirety and substituted therefore as is the following:

10.6 ASSISTANCE IN PROCEEDINGS

Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before March 31, 2007 involving Seller or its business or the ShareholderEquity Holders.

5. Section 2.3 of the Agreement is hereby deleted in its entirety and substituted therefore as is the following:

2.3 CONSIDERATION
a.     The consideration for the Assets (the “Purchase Price”) will be (a) Two Million Five Hundred Thousand Dollars ($2,500,000.00) plus or minus the Adjustment Amount and (b) the issuance of three million five hundred thousand (3,500,000) shares of Buyer’s common stock pursuant to Section 4(2) of the Securities Act, the subsequent transfer of which is restricted, in whole for a minimum of one year or in part for a minimum of two years, in accordance with Section 144 of the Securities Act and the assumption of the Assumed Liabilities. In accordance with Section 2.7(b), at the Closing, the Purchase Price, prior to adjustment on account of the Adjustment Amount, shall be delivered by Buyer to Seller as follows:

(i)     One Million Dollars ($ 1,000,000.00) by means of one Secured Subordinated Promissory Note bearing an interest rate of eight percent (8%) per annum and shall mature on March 31, 2007; and will be retired as soon as practical through the receipt of funds raised through the sale of debentures or proceeds from a Private Placement Memorandum.

(ii)
The balance as adjusted payable in the form of a second Secured Subordinated Promissory Note bearing an interest rate of eight percent (8%) per annum which shall mature no later than March 31, 2007 (Attached as Exhibit “H”) and will be retired as soon as practical through the receipt of funds raised through the sale of debentures or proceeds from a Private Placement Memorandum. The security for the Secured Subordinated Promissory Note is defined in Section 2.7(a)(i). The Adjustment Amount shall be paid in accordance with Section 2.8.

(iii)
Issued at the time of Closing, three million five hundred thousand (3,500,000) shares of common stock, which shall not be subject to any anti-dilution provisions but shall be subject to a recapitalization (the “Shares”), pursuant to Section 4(2) of the Securities Act of Buyer’s Preferred Stock, the subsequent transfer of which is restricted, in whole for a minimum of one year or in part for a minimum of two years, in accordance with Section 144 of the Securities Act, commencing from the date that consideration is provided for the Shares. After the Shares have been held for a minimum of one (1) year they shall become eligible for sale at the rate of one percent (1%) per quarter of the Company’s total outstanding shares provided that the Company and the eligible sale of Shares meet the conditions of Section 144 of the Securities Act.

b.    Conditions Subsequent to Finality of the Transfer of the Assets. Until the Buyer tenders full payment of the Secured Subordinated Promissory Note, in the amount of $1,000,000 principal plus interest in the amount of 8% per annum, as detailed in section 2.3(a)(i) above (“Payment Of The First Note”), on March 31, 2007, the Seller and Equity Holders shall have the right to obtain in exchange for return of the Shares, complete domain and control of the Assets. Upon payment of the First Note, the Assets shall be deemed to rest with the Buyer, subject to the remaining conditions of this Agreement.

6. Section 2.6 of the Agreement is hereby deleted in its entirety and substituted therefore as is the following:

Effective Date; Closing. This Agreemente Merger shall be closed upon the mutual execution of this Agreement (the “EFFECTIVEClosing”). Additionally, following the Closing this Agreement creates conditions subsequent to this Agreement that the parties hereto are obligated to satisfy within twelve (12) monthsby March 31, 2007 from Effective Date unless otherwise extended beyond twelve (12) monthsMarch 31, 2007 by mutual, written agreement of the parties (the “Effective Date”). The right of either the ParentBuyer to resell the Assets to Seller or the CompanySeller to unwind the Mergerrepurchase the Assets from Buyer, shall be pursuant to material failure of the other party to meet the conditions of this Agreement, and thereby discontinue the parent-subsidiaryAsset Purchase Agreement relationship which shall become irrevocably waived if not exercised within the time or upon March 31, 2007 the date which is twelve (12) months following the Effective Date (which date shall be referred to as the “WAIVER DATE”). Additionally, within seven (7) seven following the Effective Date, the parties hereto also agree to , the parties hereto shall confirm the cause the consummation of the Merger to be consummated by filing a Certificate of Merger on the preprinted form of Certificate of Merger required by the Secretary of State of the State of Nevada and that of Washington (the “CERTIFICATE OF MERGER”), with the Secretary of State of the State of Nevada and that of Washington, respectively, in accordance with the relevant provisions of Nevada Law and Washington Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger). being the “EFFECTIVE TIMEEFFECTIVE DATE”) as soon as practicable on or after the Closing Date (as defined herein). Unless the context otherwise requires, the term “AGREEMENT” as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger.

In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

7. Section 2.7 of the Agreement is hereby deleted in its entirety and substituted therefore as is the following:

2.7 CLOSING OBLIGATIONS

a.	Buyer shall deliver to Seller and Shareholderthe Shareholder, as the case may be, documentation necessary for the Seller to pay all sales taxes necessary for the transfer, filing or recording thereof:

(i)
a Promissory Note executed by Buyer and payable to Seller in the principal amount of One Million Dollars ($1,000,000.00) in the form of Exhibit “G” (the “Secured Subordinated Promissory Note”). The Secured Subordinated Promissory Note shall be secured with a subordinated lien on the Assets, which subordinated lien will be evidenced by the Security Agreement. The Seller will agree to execute a commercially reasonable subordination agreement proffered by lenders to Buyer either contemporaneous with or subsequent to the Closing, and will execute whatever documents may be reasonably necessary to make Seller’s security interest in the Assets subordinate to Buyer’s lenders;

(ii)	the Security Agreement (Exhibit 2.7(a)(ii)) and Financing Statement necessary to perfect Seller’s security interest in the Assets; and

(iii)
an agreement evidencing an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(iii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller.

b.	In addition to delivery of the consideration as described in Section 2.3, the following documents are to be delivered on March 31, 2007:

(i)	a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(b)(i) (the “Bill of Sale”) executed by Seller;

(ii)	assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.7(b)(ii) executed by Seller; and

(iii)	an opinion of counsel for the Seller and the Shareholders in form and substance satisfactory to buyer and its legal counsel (Exhibit 2.7(b)(iii)).

8. Except as otherwise provided herein, all other terms of the Agreement remain in full force and effect.

9. This Amendment sets forth the entire understanding and agreement of the parties, and supersedes any and all prior contemporaneous oral or written agreements or understandings between the parties as to the subject matter of this Amendment. This Amendment shall be governed by the laws of the State of Michigan.

10. This Amendment may be executed by facsimile and in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date listed above.

RIVER HAWK AVIATION, INC.

/s/ Calvin Humphrey
By: Calvin Humphrey
Its: President

VIVA INTERNATIONAL, INC.

/s/ Robert Scott
By: Robert Scott
Its: Chief Financial Officer and Director